UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2017

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35073

Delaware	87-0747704
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of principal executive offices, including zip code)

(303) 858-8358

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Exchange and Purchase Agreement

On April 19, 2017, Gevo, Inc. (the “Company”) entered into an Exchange and Purchase Agreement (the “Exchange and Purchase Agreement”) with the holders of the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “2017 Notes”) listed on schedule I thereto (the “Holders”), which were issued under that certain Indenture dated as of June 6, 2014, by and among the Company, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee, and the Company and its subsidiaries, as supplemented (the “Existing Indenture”), and Whitebox Advisors LLC, in its capacity as representative of the Holders (“Whitebox”). Pursuant to the terms of the Exchange and Purchase Agreement, the Holders, subject to certain conditions, agree to exchange all of the outstanding principal amount of the 2017 Notes for an equal principal amount of the Company’s newly created 12% Convertible Senior Secured Notes due 2020 (the “2020 Notes”), plus an amount in cash equal to the accrued and unpaid interest (other than interest paid in kind) on the 2017 Notes. Pursuant to the Exchange and Purchase Agreement, the Company also grants the Holders an option (the “Purchase Option”) to purchase up to an additional aggregate principal amount of $5.0 million of 2020 Notes (the “Option Notes”), at a purchase price equal to the aggregate principal amount of such Option Notes purchased, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the 2020 Notes issued, at any time on or within ninety (90) days of the closing of the exchange contemplated by the Exchange and Purchase Agreement.

The terms of the 2020 Notes will be set forth in an indenture to be entered into prior to the initial issuance of 2020 Notes by and among the Company, certain subsidiary guarantors, and Wilmington Savings Fund Society, FSB, as trustee (the “2020 Notes Indenture”). The 2020 Notes will mature on March 15, 2020. The 2020 Notes Indenture will contain affirmative covenants, negative covenants and events of default that are generally consistent with the terms of the Existing Indenture. The 2020 Notes will be secured by a first priority lien on substantially all of the Company’s assets and will bear interest at a rate equal to 12% per annum (with 2% payable as PIK Interest (as defined and described below)). Under certain circumstances, the Company will have the option to pay a portion of the interest due on the 2020 Notes by either (a) increasing the principal amount of the 2020 Notes by the amount of interest then due or (b) issuing additional 2020 Notes with a principal amount equal to the amount of interest then due (interest paid in the manner set forth in (a) or (b) being referred to as “PIK Interest”). In the event the Company pays any portion of the interest due on the 2020 Notes as PIK Interest, the maximum aggregate principal amount of 2020 Notes that could be convertible into shares of the Company’s common stock will be increased. Additional shares of the Company’s common stock may also become issuable pursuant to the 2020 Notes in the event the Company is required to make certain make-whole payments as provided in the 2020 Notes Indenture. The 2020 Notes will have an initial conversion price (the “Conversion Price”) equal to the lessor of (i) $1.1960 per share, or 0.8361 shares of common stock per $1.00 principal amount of the 2020 Notes, or (ii) the closing price of the Company’s common stock on the date of the closing of the Exchange and Purchase Agreement (the “Exchange Date”) plus 15%. In addition, upon certain equity financing transactions by the Company, the Holders will have a one-time right to reset the Conversion Price (the “Reset Provision”) (i) in the first ninety (90) days following the Exchange Date, at a 25% premium to the common stock price in the equity financing and (ii) after ninety (90) and to and including one hundred eighty (180) days following the Exchange Date, at a 35% premium to the common stock share price in the equity financing. Following an exercise of the Reset Provision, the Holders will also have a right to consent to certain equity financings by the Company during the one hundred eighty (180) days following the Exchange Date.

Under the 2020 Notes Indenture, each Holder has agreed not to convert its 2020 Notes into shares of Company common stock to the extent that, after giving effect to such conversion, the number of shares of common stock beneficially owned by such Holder and its affiliates would exceed 4.99% of Company common stock outstanding at the time of such conversion (the “4.99% Ownership Limitation”); provided that a Holder may, at its option and upon sixty-one (61) days’ prior notice to the Company, increase such threshold to 9.99% (the “9.99% Ownership Limitation”) If the Company is prohibited from issuing shares of its common stock to certain holders upon conversion of the 2020 Notes due to the 4.99% Ownership Limitation or the 9.99% Ownership Limitation, in lieu of issuing such number of shares of common stock issuable upon conversion in excess of the ownership limitations, the Company will issue a pre-funded warrant to acquire such shares of our common stock (the “Warrant”). Each Warrant has a term of nine months, subject to a 6 month extension, which it can draw down from time to time. The Warrants generally have the same terms as the other pre-funded warrants previously issued by the Company, except that no additional consideration will be paid to the Company upon the exercise of the Warrant.

Other than as set forth in the Reset Provision, the 2020 Notes will not contain any anti-dilution adjustments for future equity issuances that are below the Conversion Price, and adjustments to the Conversion Price would only generally be made in the event that there is a dividend or distribution paid on shares of the Company’s common stock, a subdivision, combination or reclassification of the Company’s common stock, or at the discretion of the Board of the Company in limited circumstances and subject to certain conditions.

The exchange contemplated in the Exchange and Purchase Agreement and the ultimate issuance of the 2020 Notes is conditioned on the approval by the Company’s stockholders of the potential issuance of 19.99% or more of the Company’s outstanding common stock upon the conversion of, or otherwise issuable in relation to, the 2020 Notes (as required by NASDAQ Listing Rule 5635(d)). The Company agreed in the Exchange and Purchase Agreement to submit this proposal for approval by stockholders no later than June 15, 2017, subject to the Company’s ability to adjourn or postpone the meeting in certain circumstances.

In connection with transactions described above, the Company also agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement registering the shares underlying the Option Notes or issuable relating to the Option Notes within the date that is the earlier of thirty-five (35) calendar days (if all of the Registrable Securities (as defined in the Registration Rights Agreement) are to be registered on a Form S-3) or forty-five (45) days (if all of the Registrable Securities are to be registered on a Form S-1), in each case after (i) the Option Closing Date (as defined in the Exchange and Purchase Agreement), if the Purchase Option is exercised in full and (ii) ninety (90) days after the Exchange Date if the Purchase Option is partially exercised.

The foregoing descriptions of the Exchange and Purchase Agreement, the 2020 Note Indenture, the Registration Rights Agreement and the Warrant (together, the “Transaction Documents”), and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, copies of which are attached hereto as Exhibit 4.1 to this Current Report on Form 8-K, and are incorporated herein by reference.

The representations, warranties and covenants contained in the Transaction Documents were made solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Eleventh Supplemental Indenture

On April 19, 2017, the Company and its subsidiaries, as guarantors, entered into an Eleventh Supplemental Indenture (the “Eleventh Supplemental Indenture”) with Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, and WB Gevo, Ltd., as Requisite and Sole Holder, relating to the 2017 Notes. The Eleventh Supplemental Indenture amends the Existing Indenture to, among other things, (i) extend the maturity date of the 2017 Notes to provide that if the stockholder meeting of the Company to approve the potential issuance of 19.99% or more of the Company’s outstanding common stock upon the conversion of or otherwise issuable in relation to the 2020 Notes (the “Stockholder Meeting”) is adjourned or postponed pursuant to and in accordance with the Exchange and Purchase Agreement, the maturity date shall be automatically extended to three (3) Business Days following the date of such adjourned or postponed Stockholder Meeting, but in no event beyond fourteen (14) days after June 23, 2017; and (ii) upon consent of the Sole Holder, allow for the payoff of the 2022 Notes or exchange of the 2022 Notes for shares of Company common stock.

The foregoing description of the Eleventh Supplemental Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document which is attached hereto as Exhibit 4.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Exchange and Purchase Agreement, dated April 19, 2017, by and among Gevo, Inc., the guarantors party thereto, the holders named in Schedule I thereto, Whitebox Advisors LLC, in its capacity as representative of the holders.

4.2	Eleventh Supplemental Indenture, dated April 19, 2017, by and among Gevo, Inc., the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee and collateral trustee and WB Gevo, Ltd., as the Requisite and Sole Holder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Date: April 20, 2017	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Exchange and Purchase Agreement, dated April 19, 2017, by and among Gevo, Inc., the guarantors party thereto, the holders named in Schedule I thereto, Whitebox Advisors LLC, in its capacity as representative of the holders.

4.2	Eleventh Supplemental Indenture, dated April 19, 2017, by and among Gevo, Inc., the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee and collateral trustee and WB Gevo, Ltd., as the Requisite and Sole Holder.